Exhibit 4.3

EMPLOYEE MATTERS AGREEMENT

between

TECHNIPFMC PLC

and

TECHNIP ENERGIES N.V.

Dated as of February 15, 2021

i

ARTICLE VIII. BENEFIT PLAN TRANSITION SERVICES, BENEFIT PLAN THIRD-PARTY CLAIMS		18

8.1	General Principles	18
8.2	Benefit Plan Third-Party Claims	18

ARTICLE IX. INDEMNIFICATION		18

9.1	Indemnification	18

ARTICLE X. ADDITIONAL COVENANTS		18

10.1	Cooperation	18
10.2	Vendor Contracts	19
10.3	Data Privacy	19

ARTICLE XI. DISPUTE RESOLUTION		19

11.1	Dispute Resolution	19

ARTICLE XII. MISCELLANEOUS		19

12.1	General	19
12.2	Termination	19
12.3	Defined Terms	19
12.4	Other Agreements	19

ANNEX I DEFINED TERMS		22

COUNTRY SCHEDULE - AUSTRALIA		29

COUNTRY SCHEDULE - FRANCE		30

COUNTRY SCHEDULE - UNITED STATES		31

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Employee Matters Agreement”) is entered into effective as of February 15, 2021, by and between TechnipFMC plc, a public limited company formed under the laws of England and Wales (“TFMC”), and Technip Energies N.V., a public limited liability company incorporated under the laws of the Netherlands and a wholly owned subsidiary of TFMC (“TEN”).  TFMC and TEN are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, TFMC, acting together with its Subsidiaries, currently conducts the TFMC Business and the TEN Business;

WHEREAS, TFMC and TEN have entered into that certain Separation and Distribution Agreement, dated as of February 15, 2021 (the “Separation Agreement”) pursuant to which the Separation will be consummated;

WHEREAS, TFMC and TEN have agreed that, except as otherwise specifically provided herein, the general approach and philosophy underlying this Employee Matters Agreement is to (a) allocate Assets, Liabilities and responsibilities to the TFMC Group (as opposed to the TEN Group) to the extent they relate to current or former employees and other service providers primarily related to the TFMC Assets or the TFMC Business and (b) allocate Assets, Liabilities and responsibilities to the TEN Group (as opposed to the TFMC Group) to the extent they relate to current or former employees and other service providers primarily related to the TEN Assets or the TEN Business; and

WHEREAS, TFMC and TEN desire to set forth their agreement on the rights and obligations of TFMC and TEN and the members of the TFMC Group and the TEN Group, respectively, with respect to the treatment of, and the compensation and employee benefits provided to, current and former employees of TFMC and TEN and their Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Employee Matters Agreement, the Parties hereby agree as follows:

ARTICLE I.
GENERAL PRINCIPLES; LITIGATION

1.1         TFMC Group Employee Liabilities. Except as specifically provided in this Employee Matters Agreement, a Country Schedule, or required by applicable local Law, the TFMC Group will be solely responsible for (i) all employment, compensation and employee benefits Liabilities relating to TFMC Employees and Former TFMC Employees, (ii) all Liabilities relating to or arising under each TFMC Benefit Plan, and (iii) any other Liabilities expressly assigned or allocated to a TFMC Group member under this Employee Matters Agreement, whether arising before, on or after the Distribution Date, whether based on facts occurring before, on or after the Distribution Date and irrespective of which Person such Liabilities are asserted against or which Person such Liabilities attached to as a matter of applicable Law or contract (collectively, “TFMC Employee Liabilities”).

1.2         TEN Group Employee Liabilities. Except as specifically provided in this Employee Matters Agreement, a Country Schedule, or required by applicable local Law, the TEN Group will be solely responsible for (i) all employment, compensation and employee benefits Liabilities relating to TEN Employees and Former TEN Employees, (ii) all Liabilities relating to or arising under each TEN Benefit Plan, and (iii) any other Liabilities expressly assigned or allocated to a TEN Group member under this Employee Matters Agreement, whether arising before, on or after the Distribution Date, whether based on facts occurring before, on or after the Distribution Date and irrespective of which Person such Liabilities are asserted against or which Person such Liabilities attached to as a matter of applicable Law or contract  (collectively, “TEN Employee Liabilities”).

1.3         TFMC Benefit Plans/TEN Benefit Plans. Unless otherwise specifically provided in this Employee Matters Agreement or on a Country Schedule, required by applicable local Law, or provided in the Transition Services Agreement:

(a)          Effective as of the applicable Plan Split Date, the TFMC Group will be exclusively responsible for administering each TFMC Benefit Plan (including any Split TFMC Retirement Plan, Split TFMC Welfare Plan, TFMC Spinoff Retirement Plan and TFMC Spinoff Welfare Plan) in accordance with its terms and for all obligations and Liabilities with respect to the TFMC Benefit Plans and all benefits owed to participants in the TFMC Benefit Plans, whether arising before, on or after the Distribution Date.

(b)         Effective as of the applicable Plan Split Date the TEN Group will be exclusively responsible for administering each TEN Benefit Plan (including any Split TEN Retirement Plan, Split TEN Welfare Plan, TEN Spinoff Retirement Plan and TEN Spinoff Welfare Plan) in accordance with its terms and for all obligations and Liabilities with respect to the TEN Benefit Plans and all benefits owed to participants in the TEN Benefit Plans, whether arising before, on or after the Distribution Date.

1.4         Employee-Related Litigation.  Effective as of the Distribution Date, Liabilities with respect to any Pre-Distribution Action: (i) will be a TEN Employee Liability if it relates to TEN Employees, Former TEN Employees and/or TEN Benefit Plans, including all matters included as a TEN Action on Schedule I.B to the Separation Agreement; (ii) will be a TFMC Employee Liability if it relates to TFMC Employees, Former TFMC Employees and/or TFMC Benefit Plans, including all matters listed as TFMC Actions on Schedule I.H of the Separation Agreement; and (iii) will be a shared Liability between TFMC and TEN to the extent it cannot be readily attributed to TFMC Employees, Former TFMC Employees or TFMC Benefit Plans on the one hand, or TEN Employees, Former TEN Employees or TEN Benefit Plans, on the other hand, as described in clauses (i) and (ii).

ARTICLE II.
EMPLOYEES AND EMPLOYEE TRANSFERS

2.1         Assignment and Transfer of Employees.

(a)          Effective as of no later than the Distribution Date, and except as otherwise agreed by the Parties, the applicable members of the TFMC Group and the TEN Group shall have taken such actions as are necessary to ensure that (i) each individual who the parties have agreed will be treated as a TEN Employee is employed by a TEN Entity as of such date and (ii) each individual who the parties have agreed will be treated as a TFMC Employee is employed by a TFMC Entity as of such date. The Parties agree to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignment or transfer.

(b)         All transfers of employment will be accomplished in accordance with applicable Laws, and each Party will use commercially reasonable efforts to (i) transfer employees upon the same terms and conditions as such employee enjoyed immediately prior to such transfer or upon the same terms and conditions as other similarly situated employees of the employing entity into which such employee is transferred, and (ii) effectuate such transfers in a manner that does not result in the payment of severance, end of service gratuities or similar amounts, unless otherwise required by Law.

(c)         To the extent that (i) the applicable Law of any jurisdiction, (ii) any applicable Collective Bargaining Agreement or other applicable agreement with a works council or economic committee, or (iii) any applicable employment agreement would require either Party to provide terms of employment to any transferred Employee that are more favorable than those otherwise provided for in this Employee Matters Agreement in connection with the Distribution, then such Party will or will cause a member of its Group to provide such Employee with such more favorable terms.

(d)         For purposes of this Employee Matters Agreement, with respect to any former employee who provided services to both the TEN Business and the TFMC Business as a shared services employee, and whose employment terminated prior to the Distribution Date, then such former employee will be treated as either a Former TEN Employee or a Former TFMC Employee based on the following principles: (i) such employee will be allocated to the business for which he or she performed a majority of his or services, as reasonably determined by the Parties working in good faith, or (ii) if it cannot be determined that such former employee performed a majority of his or her services for one of the businesses, then such former employee will be treated as a former employee of the entity from which he or she terminated employment.

2.2         Automatic Transfers.

(a)          If any employee is employed by a TFMC Entity immediately prior to the Distribution Date, and who is required by applicable Law to transfer, or who has accepted a transfer of employment (on the same or different terms that applied prior to the Distribution), to a TEN Entity in connection with the transactions contemplated by this Employee Matters Agreement, the Separation Agreement or the other Ancillary Agreements, but such employee has not actually become an employee of the TEN Group prior to the Distribution Date, then such employee’s employment will transfer automatically on the Distribution Date to a TEN Entity in accordance with such applicable Law, or such employee will otherwise be deemed to be a TEN Employee for purposes of this Employee Matters Agreement and the Distribution Date will be such employee’s Employment Transfer Date.

(b)         Any employee who is employed by a TEN Entity immediately prior to the Distribution Date, and who is required by applicable Law to transfer, or who has accepted a transfer of employment (on the same or different terms that applied prior to the Distribution), to a TFMC Entity in connection with the transactions contemplated by this Employee Matters Agreement, the Separation Agreement or the other Ancillary Agreements, but such employee has not actually become an employee of the TFMC Group prior to the Distribution Date, then such employee’s employment will transfer automatically on the Distribution Date to a TFMC Entity in accordance with such applicable Law, or such employee will otherwise be deemed to be a TFMC Employee for purposes of this Employee Matters Agreement and the Distribution Date will be such employee’s Employment Transfer Date.

2.3         Delayed Transfers. Any employee whose employment transfers from the TFMC Group to the TEN Group or from the TEN Group to the TFMC Group, as applicable, pursuant to one of the following categories will be a “Delayed Transfer Employee”, provided such employee was continuously employed by a TEN Entity  or the TFMC Group (as applicable) from the Distribution Date through the date of the applicable employment transfer:

(a)          any employee who was inadvertently and erroneously treated as being employed by the wrong employer on the Distribution Date (including any employee who was inadvertently automatically transferred under Section 2.2 or who rejected such transfer) and who is transferred to the correct employer within six (6) months after the Distribution Date;

(b)          any employee whose transfer of employment required a Governmental Entity’s or other Third Party’s authorization, approval or consent (including in connection with a visa or work permit) where such authorization, approval or consent is obtained and such transfer of employment occurs within six (6) months after the Distribution Date;

(c)          unless otherwise required by applicable Law, any employee who was on an approved long-term or short-term disability leave on the Distribution Date and who returns to active service within eighteen (18) months after the Distribution Date (or such other period required by applicable Law), with such transfer occurring immediately upon the employee returning to active service); or

(d)          any employee who transfers employment before, or at the expiration of, the applicable period of the Transition Services Agreement under which such employee provides services, as mutually determined between TFMC and TEN.

(e)          Notwithstanding anything herein to the contrary, no employee will be considered a Delayed Transfer Employee unless the mutual agreement with respect to, and the Delayed Transfer Date of, the Delayed Transfer Employee occurs on or before the end of the maximum period during which the transfer is permitted to occur, as detailed above.

2.4         Collective Bargaining Agreements.

(a)          Unless otherwise required by applicable local Law, the Parties agree that if Employees are being transferred into a newly formed entity pursuant to this Article 2, then (a) the Collective Bargaining Agreements that are applicable to any such TEN Employees will have effect after the applicable Employment Transfer Date as if originally made between such TEN Entity (or a union, works council, or trade organization of which a TEN Group entity is a member) and the other parties to the Collective Bargaining Agreement, subject to the terms of such Collective Bargaining Agreement, and (ii) the Collective Bargaining Agreements that are applicable to any such TFMC Employees will have effect after the Employment Transfer Date as if originally made between a TFMC Entity (or a union, works council, or trade organization of which a TFMC Group entity is a member) and the other parties to the Collective Bargaining Agreement, subject to the terms of such Collective Bargaining Agreement.

(b)         To the extent required by applicable local Law or any applicable Collective Bargaining Agreement, the parties shall cooperate and consult in good faith to provide notice, engage in consultation, and take any similar action which may be required on its part in connection with the Separation.

2.5         Employment Agreements. Unless otherwise required by applicable local Law, effective as of the applicable Employment Transfer Date, (a) a TEN Entity will assume and be solely responsible for any Employment Agreement to which a TEN Employee transferred under this Article II is a party (a “TEN Employment Agreement”), as if originally made between the TEN Group, and the TFMC Group will have no Liabilities or other obligations with respect thereto and (b) TFMC or a TFMC Entity will assume and be solely responsible for any Employment Agreement to which a TFMC Employee transferred under this Article II is a party (a “TFMC Employment Agreement”), as if originally made between the TFMC Group and the TEN Group will have no Liabilities or other obligations with respect thereto.

2.6         Transfer and Termination Liabilities.  Notwithstanding Section 5.1(a) or Section 5.1(b):

(a)         With respect to any severance, end of service, jubilee, payout of accrued vacation or other paid-time off or other benefits owed to any TFMC Employee or Former TFMC Employee required as a result of the transfer of his or her employment contemplated by this Article II or other termination of employment occurring before, on or after the Distribution Date (the “TFMC Severance Benefits”), the TFMC Group and the applicable TFMC Benefit Plans will be solely responsible for all such TFMC Severance Benefits.

(b)         With respect to any severance, end or service, jubilee, payout of accrued vacation or other paid-time off or other benefits owed to any TEN Employee or Former TEN Employee required as a result of the transfer of employment of his or her employment contemplated by this Article II or a termination of employment occurring before, on or after to the Distribution Date (the “TEN Severance Benefits”), the TEN Group and the applicable TEN Spinoff Benefit Plans will be solely responsible for all such TEN Severance Benefits.

ARTICLE III.
SERVICE CREDIT

3.1         Service Credit for Employee Transfers. To the extent not already required by applicable Law, the following service crediting rules will apply:

(a)          From and after the Employment Transfer Date, in the case of all TEN Benefit Plans, TEN will, and will cause its Affiliates to, provide credit under the TEN Benefit Plans to each TEN Employee (and Former TEN Employee, if applicable) for all service with the TFMC Group prior to the applicable Employment Transfer Date, as applicable, including for purposes of eligibility, vesting, and benefit service under the appropriate TEN Benefit Plans in which the TEN Employee (and Former TEN Employee, if applicable) is eligible to participate, subject to the terms of the applicable TEN Benefit Plans, to the extent recognized by the TFMC Group under an analogous TFMC Benefit Plan prior to the applicable Employment Transfer Date; provided, however, that service will not be recognized to the extent that such recognition would result in the duplication of benefits taking into account both TFMC Benefit Plans and TEN Benefit Plans.

(b)         From and after the Employment Transfer Date, in the case of all TFMC Benefit Plans, TFMC will, and will cause its Affiliates to, provide credit under the TFMC Benefit Plans to each TFMC Employee (and Former TFMC Employee, if applicable) for all service with the TEN Group prior to the Employment Transfer Date, including for purposes of eligibility, vesting, and benefit service under the appropriate TFMC Benefit Plans in which the TFMC Employee (and Former TFMC Employee, if applicable) is eligible to participate, subject to the terms of the applicable TFMC Benefit Plans, to the extent recognized by the TEN Group under an analogous TEN Benefit Plan prior to the applicable Employment Transfer Date; provided, however, that service will not be recognized to the extent that such recognition would result in the duplication of benefits taking into account both TFMC Benefit Plans and TEN Benefit Plans.

(c)          Except with respect to Delayed Transfer Employees, with respect to any employee hired after the Distribution Date, unless required by Law (i) the Benefit Plans of the TEN Group for employees hired by the TEN Group will not recognize such employee’s service with the TFMC Group (if any) and (ii) the Benefit Plans of the TFMC Group for employees hired by the TFMC Group will not recognize such employee’s service with the TEN Group (if any).

ARTICLE IV.
VACATION, PAID TIME OFF AND BONUSES

4.1         Vacation and Paid Time Off. Except to the extent not permitted by applicable Law or paid out as provided in Section 2.6, the TFMC Group will assume or retain, as applicable, responsibility for accrued paid vacation and other paid time off attributable to TFMC Employees as of the Employment Transfer Date. Except to the extent not permitted by applicable Law or paid out as provided in Section 2.6, the TEN Group will assume or retain, as applicable, responsibility for accrued paid vacation and other paid time off attributable to TEN Employees as of the Employment Transfer Date.

4.2         Annual Bonuses.  For 2021 TFMC will establish performance goals for the period occurring prior to the Distribution Date, and for the period following the Distribution Date each of the TFMC Group and the TEN Group will be responsible for establishing the performance goals applicable to their respective employees.  TFMC Group will be responsible for paying any annual bonus for its employees for each of the 2021 performance periods and the TEN Group will be responsible for paying any annual bonus for its employees for each of the 2021 performance periods.

ARTICLE V.
BENEFIT PLANS GENERALLY AND RETIREMENT BENEFITS

5.1         Benefit Plans Generally.

(a)          Except as otherwise specifically provided in this Employee Matters Agreement or on a Country Schedule, on the relevant Employment Transfer Date, a TEN Entity will assume all or a portion of the obligations under the TFMC Benefit Plans solely to the extent applicable to the TEN Employees and Former TEN Employees and all associated Assets and Liabilities therewith. TEN will cause the TEN Group to assume such portion of the TFMC Plans or to otherwise apply the terms of such TFMC Benefit Plans on and after the relevant Employment Transfer Date to TEN Employees or Former TEN Employees for such time as permitted or required under applicable Law.

(b)         Except as otherwise specifically provided in this Employee Matters Agreement or on a Country Schedule, on the relevant Employment Transfer Date, a TFMC Entity will assume all or a portion of the obligations under the TEN Benefit Plans solely to the extent applicable to the TFMC Employees and Former TFMC Employees and all associated Assets and Liabilities therewith.  TFMC will cause the TFMC Group to assume such portion of the TEN Plans or apply the terms of such TEN Benefit Plans on or after the relevant Employment Transfer Date to TFMC Employees or Former TFMC Employees for such period of time as permitted or required under applicable Law.

5.2         Retirement Plans.

(a)          Spinoff Plans Generally.

(i)          Except as provided in Section 5.2(f), effective as of the relevant Plan Split Date, TEN or another member of the TEN Group will adopt and establish retirement plans, and, if applicable, any related trust (such plans and trusts, the “TEN Spinoff Retirement Plans”) with terms and features (including employer contribution provisions) that are substantially similar to the retirement Benefit Plans maintained by a TFMC Entity for the benefit of TEN Employees and Former TEN Employees (such Benefit Plans, the “Split TFMC Retirement Plans”) such that (for the avoidance of doubt) each Split TFMC Retirement Plan is substantially replicated to a corresponding TEN Spinoff Retirement Plan.  A TEN Entity will be solely responsible for taking all necessary, reasonable, and appropriate actions to establish, maintain and administer the TEN Spinoff Retirement Plans so that they comply with applicable Laws. Each TEN Spinoff Retirement Plan will assume all Liabilities relating to benefits accrued or earned (whether or not vested) by TEN Employees and Former TEN Employees under the corresponding Split TFMC Retirement Plan as of the Plan Split Date or Delayed Transfer Date, if applicable.

(ii)         Except as provided in Section 5.2(f), effective as of the relevant Plan Split Date, TFMC or another member of the TFMC Group will adopt and establish retirement plans, and, if applicable, any related trust (such plans and trusts, the “TFMC Spinoff Retirement Plans”) with terms and features (including employer contribution provisions) that are substantially similar to the retirement Benefit Plans maintained by a TEN Entity for the benefit of TFMC Employees and Former TFMC Employees (such Benefit Plans, the “Split TEN Retirement Plans”) such that (for the avoidance of doubt) each Split TEN Retirement Plan is substantially replicated by a corresponding TFMC Spinoff Retirement Plan. A TFMC Entity will be solely responsible for taking all necessary, reasonable, and appropriate actions to establish, maintain and administer the TFMC Spinoff Retirement Plans so that they comply with applicable Laws. Each TFMC Spinoff Retirement Plan will assume all Liabilities for all benefits accrued or earned (whether or not vested) by TFMC Employees and Former TFMC Employees under the corresponding Split TEN Retirement Plan as of the Plan Split Date or Delayed Transfer Date, if applicable.

(b)          Asset Transfers and Assumption of Liabilities.

(i)          On or as soon as reasonably practicable following the applicable Plan Split Date or Delayed Transfer Date for any TEN Transferees (but not later than thirty (30) days thereafter), TFMC or another member of the TFMC Group will cause each Split TFMC Retirement Plan to transfer to the applicable TEN Spinoff Retirement Plan, and TEN or another member of the TEN Group will cause such TEN Spinoff Retirement Plan to accept the transfer of, the accounts, related Liabilities and any related Assets in such Split TFMC Retirement Plan attributable to TEN Employees, Former TEN Employees, TEN Transferees and their respective Plan Payees, as set forth on the applicable Country Schedule.

(ii)         On or as soon as reasonably practicable following the applicable Plan Split Date or Delayed Transfer Date for any TFMC Transferees (but not later than thirty (30) days thereafter), a TEN Entity will cause each Split TEN Retirement Plan to transfer to the applicable TFMC Spinoff Retirement Plan and TFMC or another member of the TFMC Group will cause such TFMC Spinoff Retirement Plan to accept the transfer of the accounts, related Liabilities, and related Assets in the corresponding TFMC Spinoff Retirement Plan attributable to any TFMC Employees, Former TFMC Employees, TFMC Transferees and their respective Plan Payees, as set forth on the applicable Country Schedule.

(iii)       The transfer of any Assets under this Section 5.2(b) will be in cash or in-kind (as determined by the transferor) and, if relevant include outstanding loan balances.

(c)          Liabilities.

(i)          From and after the Distribution Date, TEN and the TEN Group will be solely and exclusively responsible for all obligations and Liabilities with respect to, or related to, benefits under the TEN Spinoff Retirement Plans, whether accrued before, on or after the Distribution Date.

(ii)         From and after the Distribution Date, TFMC and the TFMC Group will be solely and exclusively responsible for all obligations and Liabilities with respect to, or related to, benefits under the TFMC Spinoff Retirement Plans, whether accrued before, on or after the Distribution Date.

(d)          Continuation of Elections.

(i)          As of the applicable Plan Split Date, or Delayed Transfer Date for TEN Transferees, the parties will cooperate in good faith to cause the TEN Spinoff Retirement Plans to recognize and maintain all elections (to the extent still applicable and reasonable), including investment and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to TEN Employees, Former TEN Employees and their respective Plan Payees under the corresponding Split TFMC Retirement Plan, subject to the terms of the applicable TEN Spinoff Retirement Plans.

(ii)         As of the applicable Plan Split Date, or Delayed Transfer Date for TFMC Transferees, the parties will cooperate in good faith to cause the TFMC Spinoff Retirement Plans to recognize and maintain all elections (to the extent still applicable and reasonable), including investment and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to TFMC Employees and their respective Plan Payees under the corresponding Split TEN Retirement Plan, subject to the terms of the applicable TFMC Spinoff Retirement Plans.

(e)          Contributions Due.

(i)          All amounts payable to the Split TFMC Retirement Plans with respect to employee deferrals, matching contributions and employer contributions for TEN Employees and Former TEN Employees relating to a time period ending on or prior to the Plan Split Date (or, for TEN Transferees, the applicable Delayed Transfer Date), determined in accordance with the terms and provisions of the Split TFMC Retirement Plans and applicable Law, will be paid by TEN or another member of the TEN Group to the appropriate Split TFMC Retirement Plan.

(ii)         All amounts payable to the Split TEN Retirement Plans with respect to employee deferrals, matching contributions and employer contributions for TFMC Employees and Former TFMC Employees relating to a time period ending on or prior to the Plan Split Date (or, for TFMC Transferees, the applicable Delayed Transfer Date), determined in accordance with the terms and provisions of the Split TEN Retirement Plans and applicable Law, will be paid by TFMC or another member of the TFMC Group to the appropriate Split TEN Retirement Plan.

(f)          Notwithstanding Section 5.1 or Section 5.2(a) or anything in this Employee Matters Agreement to the contrary, or as otherwise required by applicable Law, TFMC will retain all Liabilities with respect to all Employees under the FMC Technologies Pension Plan and the FMC Technologies Inc. Employees’ Retirement Program, and the TEN Group shall not have any Liability or obligations with respect thereto.

5.3         No Distributions on Separation. TFMC and TEN acknowledge that neither the Distribution nor any of the other transactions contemplated by this Employee Matters Agreement (including the split of certain plans as of the Plan Split Date), the Separation Agreement, or the other Ancillary Agreements will trigger a payment or distribution of compensation under any Benefit Plan that is a not a tax-qualified retirement plan for any TFMC Employee, TEN Employee, Former TFMC Employee or Former TEN Employee (or any applicable Plan Payee thereof) and, consequently, that the payment or distribution of any compensation to which any TFMC Employee, TEN Employee, Former TFMC Employee or Former TEN Employee (or any applicable Plan Payee thereof) is entitled under any such Benefit Plan will occur upon such individual’s separation from service from the TFMC Group or the TEN Group, as applicable, or at such other time as specified in the applicable Benefit Plan.

ARTICLE VI.
CERTAIN WELFARE BENEFIT PLAN MATTERS

6.1         Spinoff Welfare Plans.

(a)          Effective as of the applicable Plan Split Date (or the applicable Delayed Transfer Date with respect to any TEN Transferee), a TEN Entity will provide all welfare benefits required under applicable Law to TEN Employees and, if necessary, establish certain welfare benefit plans (such plans, the “TEN Spinoff Welfare Plans”) having terms and features (including benefit coverage options and employer contribution provisions) that are substantially similar to one of the corresponding TFMC Benefit Plans provided to TEN Employees or Former TEN Employees, to the extent applicable (such TFMC Benefit Plans, the “Split TFMC Welfare Plans”), such that (for the avoidance of doubt) each Split TFMC Welfare Plan is substantially replicated by a TEN Spinoff Welfare Plan, except as otherwise provided on a Country Schedule. From and after the Plan Split Date or Delayed Transfer Date, as applicable, TEN will cause each TEN Spinoff Welfare Plan to cover those TEN Employees, Former TEN Employees and their Plan Payees who immediately prior to the Plan Split Date or Delayed Transfer Date were participating in, or entitled to present or future benefits under, the corresponding Split TFMC Welfare Plan.  Effective as of the Plan Split Date or Delayed Transfer Date, TFMC will cause TEN Employees (and Former TEN Employees, if applicable) and their Plan Payees to cease to be covered by the TFMC Welfare Plans (including the Split TFMC Welfare Plans), except as otherwise provided in the Transition Services Agreement.

(b)         Effective as of the applicable Plan Split Date (or the applicable Delayed Transfer Date with respect to any TFMC Transferee), a TFMC Entity will provide all welfare benefits required under applicable Law to TFMC Employees and, if necessary, establish certain welfare benefit plans (such plans, the “TFMC Spinoff Welfare Plans”) having terms and features (including benefit coverage options and employer contribution provisions) that are substantially similar to one of the corresponding TEN Benefit Plans provided to TFMC Employees or Former TFMC Employees (such TEN Benefit Plans, the “Split TEN Welfare Plans”), such that (for the avoidance of doubt) each Split TEN Welfare Plan is substantially replicated by a TFMC Spinoff Welfare Plan, except as otherwise provided on a Country Schedule.  From and after the Plan Split Date or Delayed Transfer Date, as applicable, TFMC will cause each TFMC Spinoff Welfare Plan to cover those TFMC Employees, TFMC Former Employees and their Plan Payees who immediately prior to the Plan Split Date or Employment Transfer Date were participating in, or entitled to present or future benefits under, the corresponding Split TEN Welfare Plan. Effective as of the Plan Split Date or Employment Transfer Date, TEN will cause TFMC Employees (and Former TFMC Employees, if applicable) and their Plan Payees to cease to be covered by the TEN Welfare Plans (including the Split TEN Welfare Plans), except as otherwise provided in the Transition Services Agreement.

6.2         Welfare Claims.

(a)         The TFMC Group and the TFMC Spinoff Welfare Plans will be solely responsible for all claims incurred by TFMC Employees, TFMC Former Employees and their Plan Payees under the TFMC Spinoff Welfare Plans and Split TEN Welfare Plans (except with respect to TEN Severance Benefits, which are covered by Section 2.6(a) or as otherwise provided in the Transition Services Agreement) (“TFMC Welfare Claims”), whether incurred before, on or after the Plan Split Date or Delayed Transfer Date, but only to the extent such claims are not otherwise payable under an insurance policy held by the TEN Group. To the extent any TFMC Welfare Claims are payable under an insurance policy held by the TEN Group, TEN will take all commercially reasonable actions necessary to process such claim and obtain payment under the applicable insurance policy.

(b)         The TEN Group and the TEN Spinoff Welfare Plans will be solely responsible for all claims incurred by TEN Employees, TEN Former Employees, as applicable and their Plan Payees under the TEN Spinoff Welfare Plans and Split TFMC Welfare Plans (except with respect to TFMC Severance Benefits, which is covered by Section 2.6(b), or as otherwise provided in the Transition Services Agreement) (“TEN Welfare Claims”), whether incurred before, on or after the Plan Split Date or Delayed Transfer Date, but only to the extent such claims are not otherwise payable under an insurance policy held by the TFMC Group. To the extent any TEN Welfare Claims are payable under an insurance policy held by the TFMC Group, TFMC will take all commercially reasonable actions necessary to process such claim and obtain payment under the applicable insurance policy.

(c)          For purposes of this Article VI, a claim will be deemed “incurred” on (i) the date that the event that gives rise to the claim occurs for purposes of life insurance, severance, sickness, accident, disability and hospitalization programs, and (ii) the date that treatment or services are provided for purposes of health care programs other than hospitalization.

6.3          Continuation of Elections.

(a)         As of the Plan Split Date, or, if later, the applicable Employment Transfer Date, TEN will cause the TEN Spinoff Welfare Plans to recognize elections and designations (including all coverage and contribution elections and beneficiary designations, all continuation coverage and conversion elections, and all qualified medical child support orders and other orders issued by courts of competent jurisdiction) in effect with respect to TEN Employees (or Former TEN Employees and Plan Payees, if applicable) prior to the Plan Split Date or Employment Transfer Date, as applicable, under the corresponding Split TFMC Welfare Plan, to the extent such elections and designations and orders are applicable to such Split TFMC Welfare Plan, and apply and maintain in force comparable elections and designations and orders under the TEN Spinoff Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms effective, in each case, subject to the terms of the applicable TEN Spinoff Welfare Plans.

(b)         As of the Plan Split Date, or Employment Transfer Date, TFMC will cause the TFMC Spinoff Welfare Plans to recognize elections and designations (including all coverage and contribution elections and beneficiary designations, all continuation coverage and conversion elections, and all qualified medical child support orders and other orders issued by courts of competent jurisdiction) in effect with respect to TFMC Employees (or Former TFMC Employees and Plan Payees, if applicable) prior to the Plan Split Date, or Employment Transfer Date, under the corresponding Split TEN Welfare Plan, to the extent such elections and designations and orders are applicable to such Split TEN Welfare Plan, and apply and maintain in force comparable elections and designations and orders under the TFMC Spinoff Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms effective, in each case, subject to the terms of the applicable TFMC Spinoff Welfare Plans.

6.4         Deductibles, Cost-Sharing Provisions, and Coverage Maximums.

(a)          As of the Plan Split Date, or, if later, the applicable Employment Transfer Date, TEN will use commercially reasonable efforts to cause the TEN Spinoff Welfare Plans to recognize all amounts applied to deductibles, co-payments and out-of-pocket maximums with respect to TEN Employees (and Former TEN Employees and Plan Payees, if applicable) under the corresponding Split TFMC Welfare Plan during the plan year in which the Distribution or Delayed Transfer Date occurs, to the same extent recognized under the corresponding Split TFMC Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date, and the TEN Spinoff Welfare Plans will not impose any limitations on coverage for preexisting conditions other than such limitations as were applicable under the corresponding Split TFMC Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date. As of the Plan Split Date, or, if later, the applicable Employment Transfer Date, TEN will use commercially reasonable efforts to cause the TEN Spinoff Welfare Plans to recognize all amounts (e.g., days or dollars) accrued towards coverage maximums with respect to TEN Employees (and Former TEN Employees, if applicable) under the corresponding Split TFMC Welfare Plan during the plan year in which the Plan Split Date or Employment Transfer Date occurs, to the same extent recognized under the corresponding Split TFMC Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date.

(b)         As of the Plan Split Date, or Employment Transfer Date, TFMC will use commercially reasonable efforts to cause the TFMC Spinoff Welfare Plans to recognize all amounts applied to deductibles, co-payments and out-of-pocket maximums with respect to TFMC Employees (and Former TFMC Employees and Plan Payees, if applicable) and their under the corresponding Split TEN Welfare Plan during the plan year in which the Distribution or Employment Transfer Date occurs, to the same extent recognized under the corresponding Split TEN Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date, and the TFMC Spinoff Welfare Plans will not impose any limitations on coverage for preexisting conditions other than such limitations as were applicable under the corresponding Split TEN Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date. As of the Plan Split Date, or, if later, the applicable Employment Transfer Date, TFMC will use commercially reasonable efforts to cause the TFMC Spinoff Welfare Plans to recognize all amounts (e.g., days or dollars) accrued towards coverage maximums with respect to TFMC Employees (and Former TFMC Employees, if applicable) under the corresponding Split TEN Welfare Plan during the plan year in which the Plan Split Date or Employment Transfer Date occurs, to the same extent recognized under the corresponding Split TEN Welfare Plan prior to the Plan Split Date or the applicable Employment Transfer Date.

6.5         Workers’ Compensation.  If a workers’ compensation claim relating to an employee transferred under Section 2 is insured, then the party holding the insurance (the “Insured Party”) that covers such workers’ compensation claim will be responsible for such claim, regardless of when the Workers’ Compensation Events to which such claims relate occurred.  To the extent any such Losses are payable under an insurance policy held by the Insured Party, then the Insured Party will use reasonable best efforts to take all actions necessary to obtain payment of such Losses under the applicable insurance policy. The Insured Party will have sole authority for administering, making decisions with respect to, and paying covered workers’ compensation claims with respect to Workers’ Compensation Events occurring before the Employment Transfer Date, subject to the prior consent of the other Party, which consent shall not be unreasonably withheld.  The consent described in the immediately preceding sentence will be evidenced in writing with respect to any decision relating to (a) the settlement of a workers’ compensation claim, (b) the designation of an “allowed condition,” or (c) the administration of ongoing litigation.  The other Party will, and will cause any other Affiliate (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless the Insured Party and each of the Insured Party’s Affiliates and each of their respective successors and assigns from and against any and all Losses incurred arising out of or in connection with a workers’ compensation claim in excess of those covered by the insurance policy and relating to Workers’ Compensation Events occurring prior to the Employment Transfer Date by its respective employees or former employees (i.e., if TEN is the Insured Party, TFMC will indemnify TEN and its Affiliates for TFMC Employees and Former TFMC Employees, and if TFMC is the Insured Party, TEN will indemnify TFMC and its Affiliates for TEN Employees and Former TEN Employees).  If any workers’ compensation claim is not insured, then such claim will be treated as an employment related litigation claim under Section 1.4.

ARTICLE VII.
TECHNIPFMC EQUITY COMPENSATION AWARDS

7.1         Outstanding TFMC Equity Compensation Awards.

(a)          Effective immediately prior to the Distribution, subject to the terms of this Article VII (including Section 7.6), each TFMC Equity Compensation Award that is held by a TFMC Participant and is outstanding as of immediately prior to the Distribution will be adjusted as follows:

(i)         TFMC Time-Based RSUs held by each TFMC Participant will be adjusted, effective as of the Distribution Date and immediately prior to the Distribution, pursuant to the adjustment provisions of the TFMC LTIP, to be Adjusted TFMC Time-Based RSUs.  Subject to the adjustment provisions of the TFMC LTIP, the Adjusted TFMC Time-Based RSUs will be subject to substantially similar vesting and payment terms that were applicable to the respective TFMC Time-Based RSUs immediately prior to the Distribution Date. The number of such Adjusted TFMC Time-Based RSUs that will be held by each such TFMC Participant immediately following such adjustment will be equal to the product (rounded down to the nearest whole unit) of (A) the number of such TFMC Time-Based RSUs held by such TFMC Participant immediately prior to the Distribution and (B) the TFMC Adjustment Ratio.

(ii)        TFMC Performance-Based RSU held by each TFMC Participant will be adjusted, effective as of the Distribution Date and immediately prior to the Distribution, pursuant to the adjustment provisions of the applicable TFMC LTIP, to be Adjusted TFMC Performance‑Based RSUs. Subject to the adjustment provisions of the TFMC LTIP, the Adjusted TFMC Performance-Based RSUs will be subject to substantially similar vesting and payment terms that were applicable to the respective TFMC Performance-Based RSUs immediately prior to the Distribution Date, except that each Adjusted TFMC Performance-Based RSU granted in 2019 and 2020 will be modified to remove all performance-based vesting conditions (such that each Adjusted TFMC Performance-Based RSU granted in 2019 and 2020 will vest following the Distribution Date solely upon the satisfaction of time-based vesting conditions). The number of such Adjusted TFMC Performance-Based RSUs that will be held by each such TFMC Participant immediately following such adjustment will be equal to the product (rounded down to the nearest whole unit) of (A) the target number of such TFMC Performance-Based RSUs held by such TFMC Participant immediately prior to the Distribution and (B) the TFMC Adjustment Ratio.

(iii)       TFMC Options, whether vested or unvested, held by each TFMC Participant will be adjusted, effective as of the Distribution Date and immediately prior to the Distribution, pursuant to the adjustment provisions of the TFMC LTIP, to be Adjusted TFMC Options. Subject to the adjustment provisions of the TFMC LTIP, the Adjusted TFMC Options will be subject to substantially similar vesting, exercise and payment terms that were applicable to the respective TFMC Options immediately prior to the Distribution Date. The number of such Adjusted TFMC Options that will be held by each such TFMC Participant will be equal to the product (rounded down to the nearest whole share) of (A) the number of such TFMC Options held by such TFMC Participant immediately prior to the Distribution and (B) the TFMC Adjustment Ratio.  The exercise price per Adjusted TFMC Option will be equal to the quotient (rounded up to the nearest whole cent) of (I) the exercise price of the respective TFMC Option divided by (II) the TFMC Adjustment Ratio.

(b)         Effective immediately prior to the Distribution, subject to the terms of this Article VII (including Section 7.6), each TFMC Equity Compensation Award that is held by a TEN Participant and is outstanding as of immediately prior to the Distribution will be adjusted as follows:

(i)          After giving effect to Section 7.6, each TFMC Time-Based RSU held by each TEN Participant will be cancelled for no consideration on the Distribution Date.  On or as soon as practicable following the Distribution, TEN shall grant to each TEN Participant whose TFMC Time-Based RSUs were cancelled TEN Time-Based RSUs equal to the product (rounded down to the nearest whole unit) of (A) the number of such TFMC Time-Based RSUs held by such TEN Participant immediately prior to the Distribution Date and (B) the TEN Adjustment Ratio.  The TEN Time-Based RSUs granted under this Section 7.1(b)(i) will be subject to substantially similar vesting and payment terms (subject to any changes made by TEN that are consistent with the TEN LTIP and that do not otherwise require participant consent) that were applicable to the corresponding TFMC Time-Based RSUs immediately prior to the Distribution Date.

(ii)         After giving effect to Section 7.6, each TFMC Performance-Based RSU held by each TEN Participant will be cancelled for no consideration on the Distribution Date. On or as soon as practicable following the Distribution, TEN will grant TEN RSUs (either as TEN Time-Based RSUs or TEN Performance-Based RSUs as described below) to each TEN Participant whose TFMC Performance-Based RSUs were cancelled with the number of such TEN RSUs equal to the product (which will be rounded down to the nearest whole unit) of (A) the target number of such TFMC Performance-Based RSUs held by such TEN Participant immediately prior to the Distribution and (B) the TEN Adjustment Ratio. Each TEN RSU granted under this Section 7.1(b)(ii) in replacement of TFMC Performance Based RSUs granted in 2019 and 2020 will be granted as a TEN Time-Based RSU which will vest solely upon the satisfaction of the service or time-based vesting conditions and will have payment terms (subject to any changes made by TEN that are consistent with the TEN LTIP and that do not otherwise require participant consent) that were applicable to the corresponding TFMC Performance-Based RSUs immediately prior to the Distribution Date.  Each TEN RSU granted under this Section 7.1(b)(ii) that is not in replacement of TFMC Performance Based RSUs granted in 2019 and 2020 will be granted as a TEN Performance-Based RSU, subject to substantially similar vesting and payment terms (subject to any changes made by TEN that are consistent with the TEN LTIP and that do not otherwise require participant consent) that were applicable to the corresponding TFMC Performance-Based RSUs immediately prior to the Distribution Date.

(iii)        Each TFMC Option that is vested as of immediately prior to the Distribution (after giving effect to Section 7.6) and is held by a TEN Participant will be adjusted, effective as of the Distribution Date and immediately prior to the Distribution, pursuant to the adjustment provisions of the TFMC LTIP, to be Adjusted TFMC Options.  The Adjusted TFMC Options will be subject to substantially similar exercise and payment terms that were applicable to the respective TFMC Options immediately prior to the Distribution Date. The number of such Adjusted TFMC Options that will be held by each such TEN Participant will be equal to the product (rounded down to the nearest whole share) of (A) the number of vested TFMC Options held by such by a TEN Participant immediately prior to the Distribution and (B) the TFMC Adjustment Ratio.  The exercise price per Adjusted TFMC Option will be equal to the quotient (rounded up to the nearest whole cent) of (I) the exercise price of the respective TFMC Option divided by (II) the TFMC Adjustment Ratio. From and after the Distribution, each of TFMC and TEN shall cooperate in good faith to facilitate the orderly administration of the Adjusted TFMC Options held by TEN Participants, including, without limitation, the sharing of information relating to tax withholding, remittance and reporting and compliance with applicable Law.

(iv)        Each TFMC Option held by a TEN Participant that is not vested on the Distribution Date will be cancelled for no consideration on the Distribution Date.  On or as soon as practicable following the Distribution, TEN will grant TEN Options to each TEN Participant whose TFMC Options were cancelled with the number of such TEN Options to be equal to the product (rounded down to the nearest whole share) of (A) the number of unvested TFMC Options held by such TEN Participant immediately prior to the Distribution and (B) the TEN Adjustment Ratio.  The exercise price per TEN Option will be equal to the quotient (rounded up to the nearest whole cent) of (I) the exercise price of the respective TFMC Option divided by (II) the TEN Adjustment Ratio. The TEN Options will be subject to substantially similar vesting and payment terms (subject to any changes made by TEN that are consistent with the TEN LTIP and that do not otherwise require participant consent) that were applicable to the respective TFMC Options immediately prior to the Distribution Date.

(v)         Each TFMC Time-Based RSU held by each TEN Director will be cancelled for no consideration on the Distribution Date.  As soon as practical following the Distribution, TEN shall grant each TEN Director TEN Time-Based RSUs in accordance with TEN’s director remuneration policy in payment of all director equity grants for service to both TEN and TFMC in 2021.  Each TFMC Vested Director RSU will be settled either (a) after a period of one (1) to ten (10) years from the grant date or (b) upon the applicable TEN Director’s separation of service from the TFMC board, as previously elected by the applicable TEN Director in accordance with the terms of the TFMC Vested Director RSUs.

(c)          Prior to the Distribution Date, TEN will establish equity compensation plans, including the TEN LTIP, so that upon the Distribution, TEN will have in effect an equity compensation plan that allows grants of equity compensation awards subject to substantially the same terms as those that apply to the applicable TFMC Equity Compensation Awards (including the TEN Time-Based RSUs and TEN Options, as contemplated by Section 7.1(b) above). From and after the Distribution Date, each TEN Equity Compensation Award will be subject to the terms of the applicable TEN equity compensation plan, the award agreement and such other applicable writings governing such TEN Equity Compensation Award and any Employment Agreement to which the applicable holder is a party. From and after the Distribution Date, (i) TEN will retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to the TEN Equity Compensation Awards, which will constitute TEN Employee Liabilities for purposes of this Employee Matters Agreement, and (ii) TFMC will retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to the TFMC Equity Compensation Awards, which will constitute TFMC Employee Liabilities for purposes of this Employee Matters Agreement.

7.2        Conformity with Laws. Notwithstanding anything to the contrary in this Employee Matters Agreement, (i) to the extent any of the provisions in this Article VII (or any equity award described herein) do not conform with applicable Laws (including provisions for the collection of withholding taxes), such provisions shall be modified to the extent necessary to conform with such Laws in such manner as is equitable and to preserve the intent hereof, as determined by the parties in good faith, and (ii) the provisions of this Article VII may be modified, as mutually agreed by the parties, to the extent necessary to avoid undue cost or administrative burden arising out of the application of this Article VII to awards subject to Laws.

7.3         Tax Withholding and Reporting.

(a)          Except as otherwise required by applicable Law, the appropriate member of the TFMC Group will be responsible for all payroll taxes, withholding and reporting with respect to TFMC Equity Compensation Awards held by TFMC Employees, Former TFMC Employees, TEN Employees and Former TEN Employees.  Except as otherwise required by applicable Law, the appropriate member of the TEN Group will be responsible for all payroll taxes, withholding and reporting with respect to TEN Equity Compensation Awards held by TEN Employees.

(b)         If TFMC or TEN determines in its reasonable judgment that any action required under this Article VII will not achieve the intended tax, accounting and legal results, including, without limitation, the intended results under Code Section 409A or FASB ASC Topic 718 – Stock Compensation, then at the request of TFMC or TEN, as applicable, TFMC and TEN will mutually cooperate in taking such actions as are necessary or appropriate to achieve such results, or most nearly achieve such results if the originally-intended results are not fully attainable.

(c)         Tax deductions with respect to TFMC Equity Compensation Awards and TEN Equity Compensation Awards will be allocated in accordance with the Tax Matters Agreement.

7.4         Employment Treatment.

(a)          On the Distribution Date each TEN Employee and Former TEN Employee, other than a TEN Transferee will be deemed to have terminated employment with the TFMC Group and will cease vesting in any TFMC Equity Compensation Award.  For purposes of this Article VII only, if an individual is a TEN Transferee, such individual’s employment will be considered to have terminated his or her employment on his or her Delayed Transfer Date.

(b)         If, after the Distribution Date, TFMC or TEN identifies an administrative error in the individuals identified as holding TFMC Equity Compensation Awards and TEN Equity Compensation Awards, the amount of such awards so held, the forfeiture of any such awards, vesting level of such awards, or any other similar error, TFMC and TEN will mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and TFMC and TEN in the position in which they would have been had the error not occurred.

7.5         Registration. TEN will register the TEN Shares relating to the TEN Equity Compensation Awards and make any necessary filings with the appropriate Governmental Entities as required under securities Laws.

7.6         Accelerated Vesting.  Notwithstanding anything herein to the contrary, each TFMC Time-Based RSU and TFMC Performance-Based RSU that (i) would otherwise vest within one (1) year following the Distribution Date that is not a Section 409A Award, and (ii) that is held by (A) any TFMC Participant, other than TFMC Participants who are members of the Board of Directors of TFMC or a TFMC Executive Leadership Team member, or (B) a TEN Participant or TEN Director, shall accelerate and vest in full prior to or on the Distribution Date, with the number of TFMC Performance-Based RSUs vesting measured based on the level of achievement realized against the performance criteria applicable to TFMC Performance-Based RSUs immediately prior to such acceleration.

ARTICLE VIII.
BENEFIT PLAN TRANSITION SERVICES,
BENEFIT PLAN THIRD-PARTY CLAIMS

8.1         General Principles. From and after the Distribution Date, any services that a TEN Entity will provide to the members of the TFMC Group or that a TFMC Entity will provide to the members of the TEN Group relating to any Benefit Plans will be set forth in the Transition Services Agreements (and, to the extent provided therein, a TEN Entity or a TFMC Entity will provide administrative services referred to in this Employee Matters Agreement).

8.2         Benefit Plan Third-Party Claims. Any Third-Party Claim relating to the matters addressed in this Employee Matters Agreement shall be governed by the applicable provisions of the Separation Agreement.

ARTICLE IX.
INDEMNIFICATION

9.1         Indemnification. All TEN Employee Liabilities or any other Liabilities retained or assumed by or allocated to TEN or the TEN Group pursuant to this Employee Matters Agreement will be deemed to be Liabilities for which the TFMC Indemnitees shall be indemnified pursuant to Section 3.3 of the Separation Agreement, and all TFMC Employee Liabilities or any other Liabilities retained or assumed by or allocated to TFMC or the TFMC Group pursuant to this Employee Matters Agreement will be deemed to be Liabilities for which the TEN Indemnitees shall be indemnified by TFMC pursuant to Section 3.2 of the Separation Agreement. This indemnification shall be governed by the applicable indemnification terms of the Separation Agreement.

ARTICLE X.
ADDITIONAL COVENANTS

10.1       Cooperation. Following the date of this Employee Matters Agreement, TFMC and TEN will, and will cause their respective Subsidiaries, agents and vendors to, use commercially reasonable efforts to cooperate with respect to any employee compensation, benefits or human resources systems matters that TFMC or TEN, as applicable, reasonably determines require the cooperation of both TFMC and TEN in order to accomplish the objectives of this Employee Matters Agreement.  Without limiting the generality of the preceding sentence, (a) TFMC and TEN will cooperate in coordinating each of their respective payroll systems in connection with the transfers of TFMC Employees to the TFMC Group and the Distribution, (b) TFMC and TEN will, and will cause its Subsidiaries to, transfer records as reasonably necessary for the proper administration of the other’s respective Benefit Plans, to the extent such records are in TFMC’s or TEN’s possession, (c) TFMC and TEN will share, with each other and with their respective agents and vendors (without obtaining releases), all employee, participant and beneficiary information necessary for the efficient and accurate administration of the Benefit Plans, and (d) TFMC and TEN will share such information as is necessary to administer equity awards pursuant to Article VII, to provide any required information to holders of such equity awards, and to make any governmental filings with respect thereto.

10.2       Vendor Contracts. Prior to the Distribution, TFMC and TEN will use reasonable best efforts to (a) negotiate with the current Third Party providers to separate and assign the applicable rights and obligations under each group insurance policy, health maintenance organization, administrative services contract, Third Party administrator agreement, letter of understanding or arrangement that pertains to one or more TFMC Benefit Plans and one or more TEN Benefit Plans (each, a “Vendor Contract”) to the extent that such rights or obligations pertain to Employees and their respective Plan Payees or, in the alternative, to negotiate with the current Third Party providers to provide substantially similar services to the TEN Benefit Plans or TFMC Benefit Plans on substantially similar terms under separate contracts with TEN, TFMC, the TEN Benefit Plans or the TFMC Benefit Plans, as applicable and (b) to the extent permitted by the applicable Third Party provider, obtain and maintain pricing discounts or other preferential terms under the Vendor Contracts.

10.3       Data Privacy. The parties agree that any applicable data privacy Laws and any other obligations of the TEN Group and the TFMC Group to maintain the confidentiality of any employee information or information held by any benefit plans in accordance with applicable Law will govern the disclosure of employee information among the parties under this Employee Matters Agreement.  TEN and TFMC will ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the TEN Employees, Former TEN Employees, TFMC Employees and Former TFMC Employees.

ARTICLE XI.
DISPUTE RESOLUTION

11.1       Dispute Resolution.  Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Employee Matters Agreement shall be resolved through the procedures provided in Article VI of the Separation Agreement.

ARTICLE XII.
MISCELLANEOUS

12.1       General.  The provisions of Article VIII of the Separation Agreement are hereby incorporated by reference into and deemed part of this Employee Matters Agreement and shall apply, mutatis mutandis, as if fully set forth in this Employee Matters Agreement.

12.2       Termination.  In the event the Separation Agreement is terminated, this Employee Matters Agreement shall automatically become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Employee Matters Agreement.  After the Distribution, this Employee Matters Agreement may not be terminated except by an agreement in writing signed by TFMC and TEN.

12.3       Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

12.4       Other Agreements.  Except as expressly set forth herein, this Employee Matters Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

TECHNIPFMC PLC

By:	/s/	Alf Melin
Name:		Alf Melin
Title:		Executive Vice President and Chief
Financial Officer

[Signature Page to Employee Matters Agreement]

IN WITNESS WHEREOF, the parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

TECHNIP ENERGIES N.V.

By:	/s/	Bruno Vibert
Name:		Bruno Vibert
Title:		Chief Financial Officer

[Signature Page to Employee Matters Agreement]

ANNEX I
DEFINED TERMS

“Action” has the meaning set forth in the Separation Agreement.

“Adjusted TFMC Options” means an option to purchase TFMC Shares granted under the TFMC LTIP resulting from the adjustment of TFMC Options as described in Section 7.1(a)(iii) and Section 7.1(b)(iii).

“Adjusted TFMC Performance-Based RSU” means a performance-based restricted stock unit award granted under the TFMC LTIP with respect to TFMC Shares resulting from the adjustment of TFMC Performance-Based RSUs as described in Section 7.1(a)(ii).

“Adjusted TFMC Time-Based RSU” means a time-based restricted stock unit award granted under the TFMC LTIP with respect to TFMC Shares resulting from the adjustment of TFMC Time‑Based RSUs as described in Section 7.1(a)(i).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Benefit Plan” means, with respect to an entity, each plan, program, policy, agreement, arrangement or understanding that is maintained primarily for the benefit of employees and is a compensation, deferred compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, severance pay, end of service gratuity, jubilee, salary continuation, life, death benefit, health, hospitalization, sick leave, vacation or other paid time off, disability or accident insurance or other employee benefit plan, program, policy, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), that is sponsored, maintained or contributed to by such entity or to which such entity is a party or under which such entity has any Liability or obligation; provided that in no event shall any TFMC Equity Compensation Award or TEN Equity Compensation Award, nor any plan under which any such award is granted (including the TFMC LTIP or the TEN LTIP), constitute a “Benefit Plan” under this Employee Matters Agreement. In addition, no Employment Agreement will constitute a Benefit Plan for purposes hereof.

“Bonus Plan” means the TFMC Annual Incentive Compensation Plan and each other plan or arrangement (other than an Employment Agreement) under which a TEN Employee or a TFMC Employee may earn an annual cash incentive.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining or similar agreement with any labor or trade union, works council or trade representative that governs the terms and conditions of employment of Employees, including those that arise by virtue of TFMC, TEN or their respective Affiliate’s membership in a union or participation in a particular trade, industry or economic sector.

“Country Schedule” means a schedule to this Employee Matters Agreement, applicable to the Employees employed in that country.

“Delayed Transfer Date” means the date on which a Delayed Transfer Employee actually transfers employment to the TEN Group or the TFMC Group, as applicable.

“Delayed Transfer Employee” has the meaning set forth in Section 2.3.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Employee” means a TEN Employee, Former TEN Employee, TFMC Employee and Former TFMC Employee, as applicable.

“Employee Matters Agreement” has the meaning set forth in the preamble.

“Employment Agreement” means any individual employment, offer, retention, consulting, change in control, sale bonus, retention bonus, incentive bonus, severance or other individual compensatory agreement entered into between any TEN Entity or TFMC Entity, as applicable, and any Employee.

“Employment Transfer Date” means (i) the date the employment of any TEN Employee is transferred from any member of the TFMC Group to the TEN Group, (ii) the date the employment of any TFMC Employee is transferred from any member of the TEN Group to the TFMC Group, and (iii) for each Delayed Transfer Employee the Delayed Transfer Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Rate” means the exchange rate between U.S. Dollars and Euros published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg.

 “Former TEN Employee” means any individual (A) (i) who on or before the close of business on the Distribution Date retired or otherwise separated from service from TFMC and its Affiliates, and (ii) whose last day of employment with TFMC and its Affiliates prior to the close of business on the Distribution Date was with the TEN Business (including each of the employees that is a claimant under the TEN Actions included on Schedule I.B to the Separation Agreement) or (B) who is determined to be a Former TEN Employee pursuant to Section 2.1(d) hereof.

“Former TFMC Employee” means any individual (A) who (i) on or before the close of business on the Distribution Date retired or otherwise separated from service from TFMC and its Affiliates, and (ii) is not a Former TEN Employee or (B) who is determined to be a Former TFMC Employee pursuant to Section 2.1(d) hereof.

“Group” means the TFMC Group or the TEN Group, as the context requires.

“Governmental Entity” has the meaning set forth in the Separation Agreement.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Listing Date” means the first date on which a share of TEN Shares begins trading separately from TFMC Shares on Euronext Paris.

“Losses” has the meaning set forth in the Separation Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Plan Payee” means, as to an individual who participates in a Benefit Plan, such individual’s dependents, beneficiaries, alternate payees and alternate recipients, as applicable under such Benefit Plan.

“Plan Split Date” means the date each Benefit Plan is split in accordance with Articles V or VI as applicable, which shall occur on or before the Distribution Date (unless otherwise provided in Articles V or VI or mutually agreed between the parties).

“Pre-Distribution Action” means an Action by any Third Party with respect to a Split Plan, TFMC Employee, Former TFMC Employee, TEN Employee, or Former TEN Employee that arises from an act, omission, or event that occurred prior to the Distribution.

“Section 409A Award” means a TFMC Equity Compensation Award that is treated as non-qualified deferred compensation subject to Section 409A of the Code.

“Separation Agreement” has the meaning set forth in the Recitals.

“Split Plan” means any Split TEN Retirement Plan, Split TEN Welfare Plan, Split TFMC Retirement Plan or Split TFMC Welfare Plan, as applicable.

“Split TEN Retirement Plans” has the meaning set forth in Section 5.2(a)(ii).

“Split TEN Welfare Plans” has the meaning set forth in Section 6.1(b).

“Split TFMC Retirement Plans” has the meaning set forth in Section 5.2(a)(i).

“Split TFMC Welfare Plans” has the meaning set forth in Section 61(a).

“Subsidiary” has the meaning set forth in the Tax Matters Agreement.

“Tax” has the meaning set forth in the Separation Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“TEN” has the meaning set forth in the preamble.

“TEN Adjustment Ratio” means the ratio obtained by dividing (a) the closing sale price of TFMC Shares on the New York Stock Exchange on the last date on which the TFMC Shares are traded “regular way” prior to the Distribution Date, as reported by Bloomberg L.P. or any successor thereto and converted to Euros based on the Exchange Rate by (b) the closing sale price of TEN Shares on Euronext Paris on the Listing Date, as reported by Bloomberg L.P. or any successor thereto.

“TEN Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the TEN Group.  For the avoidance of doubt, no member of the TEN Group will be deemed to sponsor, maintain or contribute to any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to the TFMC Group any reimbursement in respect of such Benefit Plan.

“TEN Business” has the meaning set forth in the Separation Agreement.

“TEN Compensation Committee” means the committee of the Board of Directors of TEN with the authority to administer and make grants under the TEN LTIP.

“TEN Director” means each member of the Board of Directors of TEN who was also a member of the Board of Directors of TFMC.

“TEN Employee” means each individual who, as of the close of business on the Distribution Date, is employed by a TEN Entity (including, for the avoidance of doubt, any such individual who is on a leave of absence, whether paid or unpaid). TEN Employees also include TEN Transferees, effective as of the applicable Delayed Transfer Date.

“TEN Employee Liabilities” has the meaning set forth in Section 1.2.

“TEN Employment Agreement” has the meaning set forth in Section 2.5.

“TEN Entity” means a member of the TEN Group.

“TEN Equity Compensation Award” means each TEN RSU or TEN Option.

“TEN Group” has the meaning set forth in the Separation Agreement.

“TEN LTIP” means the TEN Incentive Award Plan and any stock-based or other incentive plan adopted by TEN before the Distribution Date.

“TEN Option” means each outstanding option to purchase TEN Shares under the TEN LTIP as described in Section 7.1(b)(iv).

“TEN Participants” means each TEN Employee who, immediately prior to the Distribution Date, holds a TFMC Equity Compensation Awards, or a beneficiary, dependent or alternate payee of such person.

“TEN RSU” means a restricted stock unit award with respect to TEN Shares outstanding under the TEN LTIP as described in Section 7.1(b).

“TEN Performance-Based RSU” means a TEN RSU that vests in part based on the satisfaction of one or more performance criteria.

“TEN Severance Benefits” has the meaning set forth in Section 2.6(b).

“TEN Spinoff Retirement Plans” has the meaning set forth in Section 5.1(a).

“TEN Spinoff Welfare Plan” has the meaning set forth in Section 6.1(a).

“TEN Shares” means the ordinary shares, a nominal value of €0.01 per share, of TEN.

“TEN Time-Based RSU” means a TEN RSU that vests solely based on continued employment or the passage of time.

“TEN Transferee” means a Delayed Transfer Employee who transfers from the TFMC Group to the TEN Group.

“TEN Vested Director RSU” means a restricted stock unit that is granted to a TEN Director under Section 7.1(b)(v).

“TEN Welfare Claims” has the meaning set forth in Section 6.2(b).

“TEN Welfare Plan” means each TEN Benefit Plan that is a Welfare Plan.

“TEN Workers’ Compensation Claim” has the meaning set forth in Section 6.5.

“TFMC” has the meaning set forth in the preamble.

“TFMC Adjustment Ratio” means the ratio obtained by dividing (a) the closing sale price of TFMC Shares solely on the New York Stock Exchange on the last date on which the TFMC Shares are traded “regular way” prior to the Distribution Date, as reported by Bloomberg L.P. or any successor thereto by (b)  the closing sale price of TFMC Shares solely on the New York Stock Exchange on the Listing Date (as traded on the “regular way” market) as reported by Bloomberg L.P. or any successor thereto.

“TFMC Benefit Plans” means any Benefit Plan that is sponsored, maintained or contributed to by any member of the TFMC Group.  For the avoidance of doubt, no member of the TFMC Group will be deemed to sponsor, maintain or contribute to any Benefit Plan if its relationship to such Benefit Plan is solely to administer such Benefit Plan or provide to TEN any reimbursement in respect of such Benefit Plan.

“TFMC Compensation Committee” means the Compensation Committee of the Board of Directors of TFMC.

“TFMC Employee” means each individual who, as of the close of business on the Distribution Date, is employed by a TFMC Entity (including, for the avoidance of doubt, any such individual who is on a leave of absence, whether paid or unpaid). TFMC Employees also include TFMC Transferees, effective as of the applicable Delayed Transfer Date.

“TFMC Employee Liabilities” has the meaning set forth in Section 1.1.

“TFMC Employment Agreement” has the meaning set forth in Section 2.5.

“TFMC Entity” means a member of the TFMC Group.

“TFMC Equity Compensation Award” means each TFMC Option, TFMC Performance‑Based RSU and TFMC Time-Based RSU.

“TFMC Executive Leadership Team” means each of Doug Pferdehirt, Maryann Mannen, Justin Rounce, Agnieszka Kmieciak, Arnaud Pieton, Barry Glickman, Jon Landes and such other individuals as the TFMC board of directors may designate.

“TFMC Group” has the meaning set forth in the Separation Agreement.

“TFMC LTIP” means Amended and Restated TFMC plc Incentive Award Plan.

“TFMC Option” means each outstanding option to purchase TFMC Shares granted by TFMC under the TFMC LTIP before the Distribution Date.

“TFMC Participants” means any TFMC Employee, Former TFMC Employee, Former TEN Employee or current or former member of the TFMC Board of Directors or other current or former consultant or service provider of TFMC who, immediately prior to the Distribution Date, holds TFMC Equity Compensation Awards, or a beneficiary, dependent or alternate payee of such person.

“TFMC Performance-Based RSU” means a performance-based restricted stock unit award with respect to TFMC Shares granted by TFMC under the TFMC LTIP before the Distribution Date.

“TFMC Severance Benefits” has the meaning set forth in Section 2.6(a).

“TFMC Spinoff Retirement Plan” has the meaning set forth in Section 5.2(a)(ii).

“TFMC Spinoff Welfare Plan” has the meaning set forth in Section 6.1(b).

“TFMC Shares” has the meaning set forth in the Separation Agreement.

“TFMC Time-Based RSU” means a time-based restricted stock unit award with respect to TFMC Shares granted by TFMC under the TFMC LTIP before the Distribution Date, but not including a TFMC Vested Director RSU.

“TFMC Transferee” means a Delayed Transfer Employee who transfers from the TEN Group to the TFMC Group.

“TFMC Vested Director RSU” means each restricted stock unit with respect to TFMC Shares granted by TFMC to a TEN Director under the TFMC LTIP that was fully vested immediately prior to the Distribution.

“TFMC Welfare Claims” has the meaning set forth in Section 6.2(a).

“TFMC Welfare Plan” means each TFMC Benefit Plan that is a Welfare Plan.

“Third Party” has the meaning set forth in the Separation Agreement.

“Third-Party Claim” has the meaning set forth in the Separation Agreement.

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“Vendor Contract” has the meaning set forth in Section 11.1.

“Welfare Plan” means each Benefit Plan that provides life insurance, health care, dental care, vision care, employee assistance programs (EAP), health and dependent care flexible spending accounts, accidental death and dismemberment insurance, disability, severance, end of service gratuity, jubilee payment or other group welfare or fringe benefits or is otherwise an “employee welfare benefit plan” as described in Section 3(1) of ERISA, whether or not subject to ERISA.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim.

COUNTRY SCHEDULE - AUSTRALIA

This Country Schedule-Australia sets forth terms applicable to Employees employed in Australia that differ from the provisions set forth in the Employee Matters Agreement.

ARTICLE VI
WELFARE PLANS

6.1         Spinoff.  Notwithstanding the provisions of Articles V or VI of the Employee Matters Agreement, the employing member of the TEN Group need not continue to provide company contributions for health insurance premiums to the Health Insurance Fund of Australia (HIF) for any TEN Employee transferred from the TFMC Group.  The employing TEN Group member may instead provide such TEN Employees with a discretionary HIF payment for such period as the TEN Employee may accept.

COUNTRY SCHEDULE - FRANCE

This Country Schedule-France sets forth terms applicable to Employees employed in France that differ from the provisions set forth in the Employee Matters Agreement.

ARTICLE I

1.1         Legal Requirements.  Notwithstanding the provisions of Section 7.3 of the Employee Matters Agreement, the TEN Group member, which is the relevant employer of TEN Employees at the time the award plan obligations arise, will be responsible for the payment of all payroll taxes, withholding and reporting with respect to TEN Equity Compensation Awards.

ARTICLE V

5.1         “Epargne salariale”.  Notwithstanding the provisions of Article V of the Employee Matters Agreement, all and any obligations of administration, declaration, pay-out, withholding, set-up of benefit plans and similar in relation to the benefits mentioned in Troisième Partie, Livre III of the French Labor Code (Articles L. 3311-1 et seq., including relevant regulatory provisions and circulars) shall be performed by the company that is obligated to do so by Law.

ARTICLE VII

7.3         TechnipFMC Equity Compensation Awards.

(a)          Notwithstanding the provisions of Section 7.3 of the Employee Matters Agreement, the TechnipFMC Group member or the TEN Group member, which is the relevant employer, or former employer as the case may be, of an Employee at the time the award plan obligations arise, will be responsible for the payment of all payroll taxes, withholding and reporting with respect to TechnipFMC Equity Compensation Awards.

COUNTRY SCHEDULE - UNITED STATES

This Country Schedule-United States sets forth terms applicable to Employees employed in the U.S. that differ from the provisions set forth in the Employee Matters Agreement.

ARTICLE V
U.S. TAX-QUALIFIED AND NON-QUALIFIED DEFINED CONTRIBUTION PLANS

5.1         US Benefit Plans and US Plan Split Date.  Following the Distribution Date through July 1, 2021 (the “US Plan Split Date”) TEN Employees shall continue to participate in the TFMC Savings and Investment Plan (“TFMC 401(k) Plan”) and all TFMC Welfare Plans that provide life insurance, health care, dental care, vision care, employee assistance programs (EAP), health and dependent care flexible spending accounts, accidental death and dismemberment insurance, and disability,  pursuant to and subject to the terms of the Transition Services Agreement.

5.2         TEN Spinoff 401(k) Plans.

(a)          Effective July 1, 2021 (the “DC Plan Split Date”), TEN or another member of the TEN Group will adopt a defined contribution plan that is intended to qualify under Code Section 401(a), and a related trust exempt under Code Section 501(a) (such plan and trust, the “TEN 401(k) Plan”). The TEN 401(k) Plan will have terms and features (including employer contribution provisions) that are substantially similar to the TFMC 401(k) Plan such that (for the avoidance of doubt) the TFMC 401(k) Plan is substantially replicated by a corresponding TEN 401(k) Plan. A TEN Entity will be solely responsible for taking all necessary, reasonable, and appropriate actions (including the submission of the TEN 401(k) Plan to the Internal Revenue Service for a determination of tax-qualified status) to establish, maintain and administer the TEN 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trusts thereunder are exempt under Section 501(a) of the Code.  Effective as of the DC Plan Split Date, each TEN Employee that was eligible to participate in the TFMC 401(k) Plan will be eligible to participate in the TEN 401(k) Plan.  The TEN 401(k) Plan will assume Liability for all benefits accrued or earned (whether or not vested) by TEN Employees and Former TEN Employees, as applicable, under the TFMC 401(k) Plan as of the DC Plan Split Date.

(b)          On or as soon as reasonably practicable following the DC Plan Split Date (but not later than 30 days thereafter), TFMC or another member of the TFMC Group will cause the TFMC 401(k) Plan to transfer to the TEN 401(k) Plan, and TEN or another member of the TEN Group will cause such TEN 401(k) Plan to accept the transfer of, the accounts, Liabilities and related assets in the TFMC 401(k) Plan attributable to TEN Employees and Former TEN Employees, if applicable, and their respective Plan Payees. The transfer of assets will be in cash or in kind (as determined by TFMC) and include outstanding loan balances in accordance with Code Section 414(l) and Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA.

(c)          On or as soon as reasonably practicable following the Delayed Transfer Date  (if later than the DC Plan Split Date) (but not later than 30 days thereafter), a TEN Entity will cause the accounts, related Liabilities, and related Assets in the TEN 401(k) Plan attributable to any TFMC Transferees and their respective Plan Payees (including any outstanding loan balances) to be transferred in cash in accordance with Code Section 414(l) and Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA to the applicable TEN Plan. TFMC or another member of the TFMC Group will cause the TFMC 401(k) Plan to accept such transfer of accounts, liabilities and assets.

(d)         From and after the DC Plan Split Date, except as specifically provided in paragraph (c) above, (i) TEN and the TEN Group will be solely and exclusively responsible for all obligations and liabilities with respect to, or related to, benefits under the TEN 401(k) Plan, whether accrued before, on or after the DC Plan Split Date and (ii) TFMC and the TFMC Group will be solely and exclusively responsible for all obligations and liabilities with respect to, or related to, benefits under the TFMC 401(k) Plan, whether accrued before, on or after the DC Plan Split Date.

(e)          Between the Distribution Date and the DC Plan Split Date, TEN will adopt the TFMC 401(k) Plan and the TFMC 401(k) Plan will become a multiple employer plan.

5.3         Non-Qualified Defined Contribution Plan.

(a)          On or as soon as reasonably practicable following the DC Plan Split Date (but not later than 30 days thereafter), TEN or another member of the TEN Group will cause the Technip USA Executive Retirement Plan (the “TEN Executive Retirement Plan”) to transfer to the TechnipFMC Non-Qualified Savings and Investment Plan (the “TFMC Excess Benefit Plan”), and TFMC or another member of the TFMC Group will cause such TFMC Excess Benefit Plan to accept the transfer of, the accounts, Liabilities and related assets in the TEN Executive Retirement Plan attributable to TFMC Employees and Former TFMC Employees, if applicable, and their respective Plan Payees. The transfer of any assets will be in cash and, once transferred, such accounts, Liabilities and related assets will vest in accordance with the terms of the TFMC Excess Benefit Plan as non-elective contributions thereunder.

(b)          From and after the DC Plan Split Date, except as specifically provided in paragraph (a) above, (i) TEN and the TEN Group will be solely and exclusively responsible for all obligations and liabilities with respect to, or related to, benefits under the TEN Executive Retirement Plan, whether accrued before, on or after the DC Plan Split Date and (ii) TFMC and the TFMC Group will be solely and exclusively responsible for all obligations and liabilities with respect to, or related to, benefits under the TFMC Excess Benefit Plan, whether accrued before, on or after the DC Plan Split Date.

5.4         Compliance with Section 409A.  TFMC and TEN will cooperate in good faith so that the Distribution will not result in adverse Tax consequences under Code Section 409A to any TFMC Employee, TEN Employee, Former TFMC Employee or Former TEN Employee, or their respective Plan Payees, in respect of his or her benefits under any TFMC Benefit Plan or TEN Benefit Plan.

ARTICLE VI
U.S. WELFARE BENEFITS

6.1         Flexible Spending Account Treatment

(a)          Notwithstanding anything in Sections 6.1 and 6.2 of the Employee Matters Agreement to the contrary, with respect to the portion of a TFMC Split Welfare Plan that consists of medical and dependent care flexible spending accounts under Sections 125 and 129 of the Code (the “TFMC Flexible Account Plan”), the corresponding TEN Welfare Plan (the “TEN Flexible Account Plan”) will be responsible for reimbursement of all previously reimbursable medical expense and dependent care claims incurred by TEN Employees (and Former TEN Employees, if applicable) following the U.S. Plan Split Date for the year in which the Distribution Date or the applicable Delayed Transfer Date occurs. The parties will cooperate in good faith to cause the TEN Flexible Account Plan to give effect to the elections of TEN Employees (and Former TEN Employees, if applicable) that were in effect under the corresponding TFMC Flexible Account Plan as of the US Plan Split Date or, if later, the Delayed Transfer Date, subject to the terms of the TEN Flexible Account Plan. Notwithstanding the foregoing, if a Delayed Transfer Employee returning from disability leave has no election in place under the TFMC Flexible Account Plan, such employee may make a new election under the TEN Flexible Account Plan as of the Delayed Transfer Date, subject to the terms of the TEN Flexible Account Plan.

(b)         The parties shall take all actions reasonably necessary or appropriate so that the account balances (positive or negative) under the TFMC Flexible Account Plan of each TEN Employee (or Former TEN Employee, if applicable) who has elected to participate therein in the year in which the Distribution Date or the applicable Delayed Transfer Date occurs shall be transferred, effective as of the US Plan Split date or, if later, the Delayed Transfer Date, as applicable, from the TFMC Flexible Account Plan to the corresponding TEN Flexible Account Plan.  As soon as practicable after the end of the TFMC Flexible Account Plan’s plan year TFMC shall pay TEN the net aggregate amount of such transferred  account balances, if such amount is positive, and TEN shall pay TFMC the net aggregate amount of such transferred account balances, if such amount is negative.

6.6         COBRA.  Effective as of the US Plan Split Date or, if later, the Delayed Transfer Date, a TEN Entity will assume or will cause the TEN Spinoff Welfare Plans to assume sole responsibility for compliance with the continuation coverage requirements under Code Section 4980B and ERISA Sections 601-608 (“COBRA”) after the US Plan Split Date or, if later, the Delayed Transfer Date for all TEN Employees and their “qualified beneficiaries” for whom a “qualifying event” occurs on or after the Distribution Date or the Delayed Transfer Date; provided, however, that a TFMC Entity will be responsible for furnishing any election notice required under COBRA to any TEN Transferee. TFMC, the TFMC Group, or a Split Welfare Plan will remain solely responsible for compliance with COBRA before, on and after the US Plan Split Date or, if later, the Delayed Transfer Date for TFMC Employees, Former TFMC Employees, Former TEN Employees and their “qualified beneficiaries”; provided, however, that a TEN Entity will be responsible for furnishing any election notice required under COBRA to any TFMC Transferee. The terms “qualified beneficiaries” and “qualifying event” will have the meanings given to them under Code Section 4980B and ERISA Sections 601-608. For the avoidance of doubt, Section 5.1(a) of the Employee Matters Agreement will govern whether the TEN Spinoff Welfare Plans or Split Welfare Plans are responsible for claims incurred by TEN Employees or their qualified beneficiaries while receiving continuation coverage under COBRA. The parties agree that neither the Separation, the Distribution nor any assignment or transfer of the employment or services of any Employee as contemplated under this Employee Matters Agreement shall constitute a “qualifying event” for any purpose of COBRA.